Exhibit 99.1

   Uranium Resources, Inc. Announces Cash Infusion and Sales Contract Updates

     LEWISVILLE, Texas--(BUSINESS WIRE)--May 19, 2005--Uranium Resources, Inc. (OTCBB:URIX) announced that on May 13, 2005, the Company issued 3,333,333 shares of Common Stock and received $0.45 per share, an aggregate of $1.5 million, in a private placement. The purchasers were two private investment partnerships managed by George R. Ireland, a director of the Company. The Company agreed to register the resale of the shares. The Company will use the proceeds to continue with its development plan for its Vasquez property.
     In separate developments, the Company also announced that it has recently renegotiated the sales price for 2005 deliveries under a long-term contract and agreed to deliver and additional 300,000 pounds in 2007 priced at the then current spot price on the date of delivery less a discount to reflect the increased price for 2005 deliveries. The Company expects to realize an average sales price of $16.85 per pound for its 2005 deliveries under all long-term contracts.

     This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
     Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.


     CONTACT: Uranium Resources, Inc., Lewisville
              Paul K. Willmott or Thomas H. Ehrlich, 972-219-3330